THE BEAR STEARNS COMPANIES INC.
                                           IncomeNotes(SM)
                      With Maturities of Nine Months or More from Date of Issue

Registration No. 333-104455
Filed Pursuant to Rule 424(b)(3)
Pricing Supplement No. 9
(To Prospectus dated April 24, 2003,
and Prospectus Supplement dated June 19, 2003)
Trade Date: August 25, 2003
Issue Date: August 28, 2003
The date of this Pricing Supplement is August 25, 2003

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                                            Price to    Discounts &                                    Interest
   CUSIP#    Interest Rate  Maturity Date    Public     Commissions  Reallowance    Dealer        Payment Frequency
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  07387EAZ0       5.20%       8/15/2013      100.00%       1.50%        0.200%      98.90%               Semi
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  07387EBA4       5.83%       8/15/2018      100.00%       2.00%        0.350%      98.40%               Semi
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  07387EBB2       6.08%       8/15/2023      100.00%       2.50%        0.350%      98.00%               Semi
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                                        Subject to Redemption
                                        ---------------------
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                   First
    First        Interest                                                                     Aggregate
   Interest       Payment   Survivor's                                                        Principal
 Payment Date     Amount       Option   Yes/No         Date and Terms of Redemption            Amount      Net Proceeds
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  2/15/2004       $24.12        Yes       No                        N/A                         $873,000     $859,905
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  2/15/2004       $27.04        Yes       Yes   Commencing 8/15/2006 and on the interest        $397,000     $389,060
                                                payment dates thereafter until Maturity,
                                                the Notes may be called in whole at par at
                                                the option of the Company on ten calendar
                                                days notice.
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  2/15/2004       $28.20        Yes       Yes   Commencing 8/15/2008 and on the interest      $2,949,000   $2,875,275
                                                payment dates thereafter until
                                                Maturity, the Notes may be
                                                called in whole at par at the
                                                option of the Company on ten
                                                calendar days notice.
-------------------------------------------------------------------------------------------------------------------------


At May 31, 2003:

      o the Company had outstanding (on an unconsolidated basis) approximately $39.8 billion of debt and other obligations, including approximately $36.7 billion of unsecured senior debt and $2.5 billion of unsecured inter-company debt; and

      o subsidiaries of the Company had outstanding (after elimination of inter-company items) approximately $163.9 billion of debt and other obligations (including $45.5 billion related to securities sold under repurchase agreements, $60.7 billion related to payables to customers, $29.2 billion related to financial instruments sold, but not yet purchased, and $28.5 billion of other liabilities, including $15.9 billion of debt).

The distribution of IncomeNotes will conform to the requirements set forth in Rule 2720 of the NASD Conduct Rules.